Exhibit 10.1

ALCAN

Alcan Inc.

1188 Sherbrooke Street West	Tel: (514) 848-8000
Montreal, Quebec H3A 3G2	Fax: (514) 848-8115
Canada	www.alcan.com

May 11, 2004

PERSONAL AND CONFIDENTIAL

Mr. Brian W. Sturgell
Executive Vice-President
Office of the President
Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec  H3A 3G2

RE: Project Archer

Dear Brian:

Project Archer (the "Project") relates to a value-maximizing transaction involving substantially all of the rolled products businesses owned by Alcan prior to its acquisition of Pechiney. Our plan is to announce an intention to implement the Project as a distribution (commonly referred to as a "spin-out") to Alcan shareholders of shares of RP Newco (a new entity to which, as part of the Project, we intend to transfer the said rolled products businesses).  The ultimate structure and conditions of the Project will, of course, be under the full control of our Board of Directors.  The actual implementation of the Project will require regulatory approvals and, as currently planned, shareholder approval.

We have advised you of our desire to have the announcement indicate that you have been selected to become the Chief Executive Officer of RP Newco.  On your part you have expressed your strong support for the Project and your intention to accept the position of Chief Executive Officer of RP Newco, subject to the finalization of the terms and conditions of the employment agreement.

Notwithstanding our respective intentions and support for the Project, its completion is not a certainty.  This lack of certainty combined with the nature of the Project and your designated role create potential challenges in relation to (i) the effective and successful separation of the RP Newco from the other Alcan businesses; (ii) the careful and responsible management of all of Alcan's businesses pending completion of the Project, (iii) your future with Alcan in the event that the Project is not completed or, after the completion of the Project, you are not retained as the Chief Executive Officer of RP Newco; and (iv) the safeguarding of the interests of Alcan shareholders in relation to the Project and the process leading to its completion.

ALCAN

Further to the above, the following reciprocal undertakings are required to protect both Alcan and you.

1.   In the event that a transaction which will form the basis of the Project:

(i)                 is not completed within a period of ten months following its announcement, or
(ii)                is completed but upon completion you do not occupy the position of Chief Executive Officer of RP Newco or its substantial equivalent,

Alcan undertakes that you shall have the same rights as regards the termination of your employment as those which would apply if there were to be a change of control affecting Alcan as defined in Section 1 of the Change of Control Agreement entered with you on August 1, 2002, with the date of change of control for such purpose being deemed to be the earlier of:

a) b) c)

the completion of the transaction which will form the basis of the Project, the expiry of the said ten month period, or
the date upon which you receive written notification from Alcan that you will not occupy the position of Chief Executive Officer of RP Newco or its substantial equivalent,

Alcan also agrees that for the limited purposes of this letter the termination indemnity payable pursuant to the Change of Control Agreement shall be based upon 36 months as opposed to 24 months.

2.   As part of your obligations as a senior executive of Alcan, you undertake (i) to act in good faith and cooperate reasonably with a view to the completion of the Project in the best interests of Alcan as a whole as determined by the Board of Directors, (ii) to conduct yourself as an employee of Alcan and use your influence as one of its senior executives so that the interests of Alcan as a whole are fairly protected and well-managed in a manner consistent with past practice until such time as the transaction which will form the basis of the Project actually takes place, and (iii) to conduct yourself so as to facilitate the due exercise by the Board of Directors of the fiduciary and other duties to which it is bound in the context of the Project.

Please note that should you enter into any employment agreement with Alcan or RP Newco which is in force immediately following the completion of the transaction which will form the basis of the Project, your rights under this agreement, the Change of Control Agreement referred to above and your existing employment contract with Alcan shall lapse except as may be otherwise specified in writing.

ALCAN

You are requested to sign a copy of this letter in evidence of your agreement as set forth herein.

We trust that in the coming months we will be able to work together effectively with a view to the successful completion of the Project.

Yours very truly,

ALCAN INC.

Per: __________________

            Travis Engen
            President and Chief Executive Officer

In duplicate
Seen and agreed
Montreal, 11 May, 2004

_____________________

Brian W. Sturgell